UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 15/A

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                            Commission File Number:        19869-99

               Cellular Communications of Puerto Rico, Inc.
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         (Exact name of registrant as specified in its charter)

             110 East 59th Street, New York, New York 10022
                            (212) 355-3466
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
         Series A Junior Participating Preferred Stock Purchase Rights
                   Common Stock, par value $.01 per share
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         (Title of each class of securities covered by this Form)

                                None
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     (Titles of all other classes of securities for which a duty to file reports under section 12(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       |X|                    Rule 12h-3(b)(1)(i)       |X|
Rule 12g-4(a)(1)(ii)      |_|                    Rule 12h-3(b)(1)(ii)      |_|
Rule 12g-4(a)(2)(iii)     |_|                    Rule 12h-3(b)(2)(i)       |_|
Rule 12g-4(a)(2)(ii)      |_|                    Rule 12h-3(b)(2)(ii)      |_|
                                                 Rule 15d-6                |_|

Approximate number of holders of record
as of the certification or notice date:     1

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date:   September 1, 1999           By:    /s/ Wayne A. Wirtz
                                        Wayne A. Wirtz
                                        Counsel